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                                                                   Exhibit II.4.

                       Form of Exchange Agency Agreement

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                            EXCHANGE AGENCY AGREEMENT

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                                  by and among



                              WAL-MART STORES, INC.

                                    as Issuer



                                       and



                                  BANK ONE, NA

                                as Exchange Agent



                                 7 JANUARY, 2003

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                                TABLE OF CONTENTS

                                                                            Page
1.    Appointment and Acceptance ............................................  1

2.    Standard of Care ......................................................  1

3.    Term of Agreement .....................................................  3

4.    Representations and Warranties ........................................  4

5.    Indemnification .......................................................  4

6.    Fees ..................................................................  5

7.    Amendment and Assignments .............................................  5

8.    Partial Invalidity ....................................................  6

9.    Benefits ..............................................................  6

10.   Force Majeure .........................................................  6

11.   Entire Agreement ......................................................  6

12.   Counterparts ..........................................................  7

13.   Titles ................................................................  7

14.   Notices ...............................................................  7

15.   Governing Law and Jurisdiction ........................................  8

                                   SCHEDULE I

SERVICES SCHEDULE ...........................................................  10

                                   SCHEDULE II

FEE SCHEDULE ................................................................  15

                                        i

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                            EXCHANGE AGENCY AGREEMENT

This Exchange Agency Agreement (together with the Schedules hereto this "Agreement") is made as of 7 January, 2003 by and between WAL-MART STORES, INC., as issuer (the "Issuer" or "Wal-Mart"), a corporation domiciled in the State of Delaware, United States of America, and BANK ONE, NA, operating in the UK under branch registration no. BR000915 acting through its London branch at 27 Leadenhall Street, London EC3A 1AA, as exchange agent (the "Exchange Agent"). Terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Offering Memorandum (as defined below).

                          W I T N E S S E T H  T H A T:

     WHEREAS, Wal-Mart desires to solicit tenders of Asda Debt Securities in exchange for Wal-Mart Notes in an Exchange Offer upon the terms, and subject to the conditions, set forth in an Offering Memorandum dated 7 January, 2003 as the same may be amended or supplemented from time to time (the "Offering Memorandum"), a copy of which has been supplied to the Exchange Agent; and

     WHEREAS, Wal-Mart has appointed the Exchange Agent to facilitate the Exchange Offer; and

     WHEREAS, the Exchange Agent is willing to act as Exchange Agent, upon the terms, and subject to the conditions, set forth herein;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Appointment and Acceptance

     a. The Issuer hereby appoints the Exchange Agent to act as exchange agent in connection with the Exchange Offer and as such to perform, or cause to be performed, the services identified to be performed in Schedule I attached hereto (the "Services Schedule").

     b. The Exchange Agent accepts the appointment by the Issuer to act as exchange agent solely upon the terms and conditions of this Agreement and agrees to perform, or cause to be performed, the services identified in the Services Schedule.

2.   Standard of Care

     a. The Exchange Agent shall have no responsibilities, duties or obligations hereunder except as specifically set forth in this Agreement (including the Schedules hereto) or as may be agreed to in writing by the Exchange Agent and the Issuer. The Exchange Agent agrees to perform the services described in the Services Schedule without negligence or bad faith.

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     b.   The Exchange Agent shall not be deemed to make any representations, and shall have no responsibilities, as to the validity, sufficiency, value or genuineness of any Asda Debt Securities tendered as part of the Exchange Offer and will not be required to make any, and will make no representations as to, or be responsible for, the validity, sufficiency, legality, value or genuineness of the Wal-Mart Notes to be issued in connection with the Exchange Offer.

     c. The Exchange Agent shall have no obligation to, and shall not, deliver any Wal-Mart Notes under the terms of the Exchange Offer unless it shall have received (i) confirmation in writing from the Issuer that all of the conditions precedent to the Exchange Offer as set forth in the Offering Memorandum have been satisfied, (ii) confirmation from the Issuer of the aggregate principal amount of Wal-Mart Notes to be issued under the Exchange Offer and the issuance of such principal amount of Wal-Mart Notes and (iii) confirmation from the Issuer of the aggregate amount of cash to be delivered to the Exchange Agent for the payment of any Cash Rounding Amount (as defined below) and that such cash will be delivered to the Exchange Agent on the Settlement Date.

     d. The Exchange Agent shall not be obligated to initiate or participate in any legal action, suit or proceeding in connection with the Exchange Offer or its duties hereunder, or take any action which might in the Exchange Agent's judgment involve, or result in, expense or liability to the Exchange Agent, unless, in each case, it shall have been furnished with an indemnity satisfactory to it.

     e. The Exchange Agent may rely on, and shall be fully authorised and protected in acting or not acting in good faith with respect to any matter relating to its actions covered by this Agreement in reliance upon, any certificate, instrument, instruction, notice, letter, telegram, telex, facsimile transmission, electronic message (including, without limitation, a message received through a Clearing System or a Form of Tender) or other document or instrument delivered to it that it reasonably believes to be genuine and to have been signed by the proper party or parties.

     f. The Exchange Agent shall not be called upon at any time to, and shall not, advise any person acting under the Exchange Offer as to the wisdom of acting thereunder or as to the market value of the Wal-Mart Notes or the Asda Debt Securities. The Exchange Agent shall not be liable or responsible for any recital or statement contained in the Offering Memorandum or any other documents relating thereto, except for the recitals or statements, if any, provided by the Exchange Agent for inclusion therein.

     g. The Exchange Agent shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means (including, without limitation, the message systems of the Clearing Systems), or further actions of any other person in connection with such messages or communications.

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     h.   The Exchange Agent shall not be liable or responsible for any failure by any other party to comply with any of its obligations relating to the Exchange Offer, including, without limitation, obligations under applicable securities laws.

     i. The Exchange Agent shall not, nor have any obligation to, pay any commissions or soliciting fees to any person, or reimburse any brokers, dealers or custodian banks in connection with the Exchange Offer.

     j. In acting hereunder and in connection with the Exchange Offer, the Exchange Agent shall act solely as agent of the Issuer and will not thereby assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Wal-Mart Notes or the Asda Debt Securities.

     k. The Exchange Agent shall be entitled to deal with any moneys paid to it by the Issuer under the terms of this Agreement and the Exchange Offer in the same manner as other amounts paid to it as a banker by its customers provided that: (i) it shall not exercise any right of set-off or lien against the Issuer or any Holders of Asda Debt Securities in respect thereof, (ii) it shall not be liable to any person for interest thereon and (iii) such moneys need not be segregated except as required by law.

     l. The Exchange Agent may consult with legal and other professional advisors and the opinion of such advisors shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisors.

     m. Except as provided herein, any of the Exchange Agent or its officers, directors or employees, may become the owner of, or acquire any interest in, any Wal-Mart Notes or Asda Debt Securities with the same rights that it would have if the Exchange Agent concerned were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Issuer, and may act on, or as depositary, trustee or agent for any body of holders of Wal-Mart Notes or Asda Debt Securities or other obligations of the Issuer, as freely as if such Exchange Agent were not appointed hereunder.

3.   Term of Agreement

     a. This Agreement shall terminate upon the earliest to occur of (i) termination of the Agreement by mutual agreement of the Exchange Agent and the Issuer, (ii) termination by the Issuer of the Exchange Offer,
          (iii) the completion of the Exchange Offer, or (iv) by either party upon a breach by the other party of any of its representations and warranties in Clause 4. Upon termination of this Agreement, the Exchange Agent and the Issuer shall have no further duties hereunder except as otherwise set forth in the following provisions of this Clause 3.

     b. Upon termination of this Agreement, the Exchange Agent shall promptly deliver to or to the order of the Issuer any securities, certificates, funds and other property

                                        3

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          held under the terms hereof. Upon termination of this Agreement and payment to the Exchange Agent of all amounts payable to it under the terms hereof, copies of all information maintained by the Exchange Agent for the Issuer under this Agreement shall be delivered to the Issuer upon request.

     c. Notwithstanding anything else contained in this Agreement, the terms of Clause 5 shall survive termination of this Agreement.

4.   Representations and Warranties

     a. The Issuer represents and warrants that: (i) the consummation of the Exchange Offer and the performance of all transactions contemplated thereby will, on or before the date the Exchange Offer is announced, be duly authorised by all necessary action by the Issuer, (ii) this Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid, binding and enforceable obligation of the Issuer, subject to all applicable laws affecting the rights of creditors, and (iii) the Exchange Offer does, and will continue to, comply in all material respects with all applicable requirements of law (including, without limitation, United States and English securities laws).

     b. The Exchange Agent represents and warrants that: (i) this Agreement has been duly executed and delivered on its behalf by an officer thereunto duly authorised and constitutes its legal, valid, binding and enforceable obligation, (ii) it has only communicated or caused to be communicated, and it will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any Wal-Mart Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Wal-Mart Notes in, from or otherwise involving the United Kingdom.

5.   Indemnification

     a. The Issuer shall indemnify the Exchange Agent (together with the Exchange Agent's directors, officers and employees) against any losses, liabilities, costs, expenses, claims, actions or demands which such Exchange Agent may incur or which may be made against such Exchange Agent as a result of or in connection with the appointment or the exercise of or performance of the powers, authorities and duties of such Exchange Agent, as the case may be, under this Agreement relating to the Wal-Mart Notes except such as may result from the Exchange Agent's own willful default, fraud, negligence, bad faith or material failure to comply with its obligations hereunder or that of its officers, employees or agents.

     b. The Exchange Agent shall indemnify the Issuer against any loss, liability, cost, expense, claim, action or demand which the Issuer may incur or which may be made against the Issuer, as a result of such Exchange Agent's own willful default,

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          fraud, negligence, bad faith or material failure to comply with its obligations under this Agreement or that of its officers, employees or agents.

     c. In relation to Clause 5.a. and Clause 5.b. above, the Issuer or the Exchange Agent, as applicable, shall indemnify the Exchange Agent or the Issuer, as applicable, promptly upon receipt by the Issuer or the Exchange Agent of a demand therefor supported by evidence that is satisfactory to the party receiving such evidence, in such party's reasonable discretion, of such loss, liability, cost, expense, claim, action or demand.

     d. The Exchange Agent shall not be liable for any loss caused by events beyond its reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or acts of God. The Exchange Agent shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, loss of profits, whether or not foreseeable) suffered by the Issuer in connection with the transactions contemplated by and the relationship established by this Agreement even if the Exchange Agent has been advised as to the possibility of the same. These provisions will override all other provisions of this Agreement. However, this Clause 5.d. shall not apply in the event of a determination of fraud on the part of the Exchange Agent in a non-appealable judgment of a court having jurisdiction.

     e. The indemnities set out in this Clause 5 shall continue in full force and effect notwithstanding any termination or expiration of this Agreement.

6.   Fees

     For the services provided hereunder the Issuer agrees to pay to the Exchange Agent the fees and reimbursements set forth in Schedule II hereto (the "Fee Schedule").

7.   Amendment and Assignments

     a. The terms of this Agreement may be waived, amended or supplemented only by agreement in writing duly executed by the Issuer and the Exchange Agent.

     b. None of the rights or obligations of the parties under this Agreement may be assigned except (i) upon receipt of prior written consent of the other party to this Agreement or (ii) as otherwise specifically permitted under this Agreement. Any assignment or delegation in violation of this Clause 7.b. shall be null and void.

     c. In the event of an amendment of the Exchange Offer by the Issuer, the Issuer shall promptly provide notice thereof to the Exchange Agent. The Exchange Agent agrees to use its reasonable efforts to follow the instructions of the Issuer in respect of the amended Exchange Offer to the extent that the actions the Exchange Agent is instructed to take in relation to such amendment are consistent with the terms hereof (including, without limitation, the terms of the Services

                                        5

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          Schedule). The indemnity in Clause 5 hereof shall cover the actions so taken by the Exchange Agent at the instructions of the Issuer.

     d. The Issuer may at any time appoint such additional or successor Exchange Agents as it may deem appropriate, provided, however, that the Issuer's obligations to the Exchange Agent under Clause 5 shall survive any such appointment.

8.   Partial Invalidity

     In the event that any provision of this Agreement or the application thereof to any person or circumstances is determined to be invalid or unenforceable to any extent, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those as to which they are to be invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction so long as the fundamental relationships among the parties hereunder are not altered.

9.   Benefits

     This Agreement is for the exclusive benefit of the parties hereto (and their successors) and shall not be deemed to give any legal or equitable right, remedy or cause whatsoever to any other person, except to the extent specifically set forth in this Agreement. Nothing herein shall be deemed to establish a fiduciary or similar relationship among the parties hereto.

10.  Force Majeure

     The Exchange Agent shall be excused from performance of its obligations under this Agreement and shall not be liable for any losses, damages, or expenses caused by the occurrence of any contingency beyond its control, including, without limitation, nationalisation, expropriations, currency restrictions, work stoppages, strikes, fire, civil unrest, insurrections, revolutions, riots, rebellions, acts of terrorism, explosions, floods, computer failures, acts of war, acts of God or similar occurrences, nor shall the Exchange Agent incur any liability if it shall be prevented or forbidden from doing or performing any act or thing required by the terms of this Agreement by reason of any provision of any present or future law or regulation of any country or of any other governmental authority or regulatory authority or stock exchange or on account of possible criminal or civil penalties or restraint.

11.  Entire Agreement

     This Agreement (including the Schedules hereto) sets forth the entire understanding of the parties in respect of the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating thereto.

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12.  Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

13.  Titles

     a. All references in this Agreement to clauses, schedules and other subdivisions refer to the clauses, schedules and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to the Agreement as a whole as in effect between the parties and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.

     b. Titles to clauses of this Agreement are included for convenience only and shall be disregarded in construing the language contained in this Agreement.

14.  Notices

     a. All notices and communications hereunder shall be made in writing (by letter or facsimile) and shall be sent as follows:

          (1)  If to the Issuer:

               Wal-Mart Stores, Inc.
               702 S.W. 8/th/ Street
               Bentonville, Arkansas 72716-8095
               U.S.A.

               Telephone: (479) 273-4505
               Fax: (479) 277-5991
               Attention: Assistant General Counsel, Corporate Division

          (2)  If to the Exchange Agent, at:

               Bank One, NA
               27 Leadenhall Street
               London EC3A 1AA

               Telephone: +44 (0)20 7903-4911/12
               Fax: +44 (0)20 7867-9186
               Attention: Corporate Trust

                                        7

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     b.   Every notice or communication sent in accordance with this Clause 14 shall be effective, if sent by letter or facsimile, upon receipt by the addressee, provided, however, that any such notice or communication which would otherwise take effect after 4:40 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding Business Day in the place of the addressee.

     c. All notices and other communications hereunder shall be made in the English language.

15.  Governing Law and Jurisdiction

     a. This Agreement is governed by and shall be construed in accordance with English law.

     b. The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("Court Proceedings") may be brought in such courts. The Issuer and the Exchange Agent irrevocably submit to the jurisdiction of such courts and waive any objection to Court Proceedings in such courts on the ground of venue or on the ground that the Court Proceedings have been brought in an inconvenient forum. These submissions are made for the benefit of the other parties to this Agreement and shall not limit the right of either party to take Court Proceedings in any other court of competent jurisdiction nor shall the taking of Court Proceedings in one or more jurisdictions preclude the taking of Court Proceedings in any other jurisdiction (whether concurrently or not).

     c. The Issuer agrees that the process by which any Court Proceedings are begun may be served on it by being delivered, in connection with any Court Proceedings in England, to Asda Group Limited at Asda House, Southbank, Great Wilson Street, Leeds LS11 5AD, United Kingdom. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall appoint a further person in England to accept service or process on its behalf and, failing such appointment within 15 days, the Exchange Agent shall be entitled to appoint such a person by written notice to the Issuer. Nothing in this Clause 15 shall affect the right of the Exchange Agent to serve process in any other manner permitted by law.

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

This Agreement has been entered into effective the date stated at the beginning hereof.


WAL-MART STORES, INC.                             BANK ONE, NA


By:     /s/ Rick W. Brazile                       By:    ______________________
       ----------------------
Name:  Rick W. Brazile                            Name:  ______________________

Title: Vice President of Planning & Analysis      Title: ______________________

                                        9

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                                   SCHEDULE I

                                SERVICES SCHEDULE

A.   Definitions

     Unless otherwise set forth herein, all capitalised terms used but not otherwise defined herein shall have the meaning given to such terms in the Offering Memorandum.

B.   Services

     The Exchange Agent shall provide the following services:

I.   Distribution of Exchange Materials

     The Issuer and the Dealer Manager have made arrangements to deliver the Offering Memorandum and other materials related thereto (the "Exchange Materials") to persons entitled to accept the offer and otherwise to publicise the Exchange Offer and communicate with holders of the Asda Debt Securities. The Exchange Agent shall coordinate distribution of Exchange Materials and provide the same to Holders if so requested, and will assist the Issuer and the Dealer Manager in publicising the Exchange Offer and communicating with holders of the Asda Debt Securities as may be required.

II.  Tenders

     Tenders of Asda Debt Securities may be made only as set forth in the Exchange Materials and, in particular, only in the manner set forth under the caption entitled "The Exchange Offer--Procedures for Tendering Asda Debt Securities" in the Offering Memorandum.

III. Guaranteed Delivery Procedures

     No guaranteed delivery procedures will be made available in the Exchange Offer.

IV.  Examination of Tenders

     The Exchange Agent shall examine the documents or communications delivered to it in connection with a tender of Asda Debt Securities to ascertain whether (i) the Form of Tender or Electronic Communication, as the case may be, has been (as applicable) properly completed, duly executed and delivered to the Exchange Agent on time, and (ii) the Asda Debt Securities have otherwise been validly tendered, in each case on or prior to the Expiration Date.

     The Exchange Agent will follow its regular procedures (including by way of communications with the Clearing Systems and the Dealer Manager) to attempt to reconcile any discrepancies between the aggregate principal amount of Asda Debt Securities indicated in any Form of Tender or Electronic Communication and the aggregate principal amount of Asda Debt Securities delivered to the Exchange Agent. In any instance where the Exchange Agent cannot reconcile such discrepancies by following

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     such procedures, the Exchange Agent will consult with the Issuer for instructions as to the aggregate principal amount of Asda Debt Securities, if any, the Exchange Agent is authorised to accept in the Exchange Offer. In the absence of such instructions, the Exchange Agent shall not accept any such Asda Debt Securities in the Exchange Offer.

V.   Irregular Tenders

     In the event the Exchange Agent determines that any Form of Tender or Electronic Communication or any other required document does not appear to have been properly completed or executed, or that any other irregularity in connection with any tender appears to exist, the Exchange Agent shall take reasonable and appropriate steps to contact the person tendering such Asda Debt Securities so as to enable the necessary correction by the tendering Holder. All questions as to the form of documents, validity, form, eligibility (including timeliness of receipt) and acceptance for exchange of any tender of Asda Debt Securities shall be determined by the Exchange Agent on behalf of the Issuer in the first instance. If irregularities with respect to any tenders have been identified by the Exchange Agent and are not remedied, the Exchange Agent shall refer final determination to the Issuer by promptly sending to the Issuer any document or copy thereof which in its judgment would prevent acceptance thereof, and the Issuer shall make the final decision whether or not to accept such tender. Upon acceptance by the Issuer of such irregular Asda Debt Securities tendered pursuant to the Exchange Offer, the Issuer shall confirm such acceptance in writing to the Exchange Agent. In the event that the Issuer does not accept a tender, the Issuer will provide to the Exchange Agent a letter or other writing explaining the reason for the non-acceptance. Defective submissions shall be deemed validly made at the time if the irregularities have been cured to the satisfaction of, or waived by, the Issuer. If any such irregularities are neither so cured nor waived, tendered Asda Debt Securities that are the object of the defective submission shall be returned to the applicable Clearing System accountholder or the Holder, as the case may be, together with any other documents received in connection therewith and the letter or other writing that the Issuer will have furnished to the Exchange Agent explaining the reasons for the return of such Asda Debt Securities and the other documents. The Exchange Agent agrees to act promptly in accordance with any reasonable instructions given to it by the Issuer pursuant to this clause.

VI.  Reports, Maintenance and Retention of Records

     A.   Reports

     The Exchange Agent shall provide written reports by facsimile transmission or other acceptable form of delivery, weekly, or more frequently if reasonably requested by the Issuer and/or the Dealer Manager and, to the extent the Exchange Agent has activity to report, until the final week of the Exchange Offer, whereupon the Exchange Agent shall provide daily reports, to a person or persons designated by the Issuer, specifying the following:

     (i) the aggregate principal amount of Asda Debt Securities (noting in each case, the corresponding security identification numbers)) validly tendered since the

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            delivery of the last such report, together with all other relevant information relating to such tenders as set forth in the applicable Form of Tender or Electronic Communication;

      (ii) the numbers of Holders who have validly tendered Asda Debt Securities (noting in each case, the corresponding security identification number(s)), in each case, since the commencement of the Exchange Offer, together with all other relevant information relating to such tenders as set forth in the applicable Form of Tender or Electronic Communication;

      (iii) information in reasonable detail relating to any withdrawals of tenders of Asda Debt Securities since the delivery of the last such report;

      (iv) information in reasonable detail relating to defective tenders which have been received by it, including the status thereof, and

      (v) information in reasonable detail relating to any payments of any Cash Rounding Amount to be made and the Wal-Mart Notes to be delivered on the Settlement Date.

      B.    Maintenance and Retention of Records

      During the term of this Agreement, the Exchange Agent will keep and maintain complete and accurate account ledgers showing all Asda Debt Securities exchanged and payments made by it. The Exchange Agent shall retain records of each Form of Tender and Electronic Communication and any other materials relating to the Exchange Offer submitted to the Exchange Agent or its agents by the Issuer or any Holder of Asda Debt Securities or otherwise and shall remit copies of the same to or to the order of the Issuer if so requested by the Issuer.

VII.  Delivery of Wal-Mart Notes

      On the Settlement Date, the Exchange Agent shall, in accordance with procedures to be agreed with the Issuer, deliver or cause to be delivered by means of book-entry delivery through the applicable Clearing System the applicable aggregate principal amount of Wal-Mart Notes to the accounts of the Clearing System accountholders specified in the applicable Forms of Tender or Electronic Communications upon receipt of confirmation from the Issuer that (i) the tendered Asda Debt Securities have been accepted in the Exchange Offer, and (ii) the requisite aggregate principal amount of Wal-Mart Notes have been deposited with the common depository or custodian for the Wal-Mart Notes to support the issuance of the same. Following the Settlement Date, the Exchange Agent will deliver all of the Asda Debt Securities tendered by Physical Delivery to the Issuer and will assist the Issuer in effecting the transfer of beneficial ownership of all Asda Debt Securities tendered by Electronic Communication.

VIII. Cash Rounding Amount

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     Because the Issuer will only issue Wal-Mart Notes in denominations of
     (pound)1,000 and integral multiples of (pound)1,000, the aggregate principal amount of the Wal-Mart Notes that Holders of Asda Debt Securities receive will be rounded down to the nearest authorised denomination, if rounding is necessary, and any cash rounding amount (the "Cash Rounding Amount") will be paid to any such Holder in cash denominated in British pounds sterling ("Pounds Sterling").

     A. The Exchange Agent in consultation with the Issuer and the Dealer Manager shall calculate the amount of Wal-Mart Notes and any Cash Rounding Amount to be received by each Holder. In the event of any disparity, the Issuer's determination shall be conclusive.

     B. The Issuer shall pay or cause to be paid, to such account as the Exchange Agent shall have specified for such purpose, no later than 12:00 noon (London time) on the Settlement Date in same day funds an amount in Pounds Sterling sufficient to pay the full amount payable in respect of any Cash Rounding Amount due on that date to the Holders of Asda Debt Securities.

     C. Subject to the Exchange Agent having received (i) from the Issuer, the total amount in Pounds Sterling required for the payment in full of any Cash Rounding Amount due to the Holders of Asda Debt Securities on the Settlement Date, and (ii) from any such Holder, such United States Internal Revenue Service forms and certificates as are necessary to confirm that no United States tax withholding is necessary, the Exchange Agent shall, on the Settlement Date, make payments of any Cash Rounding Amount to the Holders in accordance with the Offering Memorandum.

     D. For the avoidance of doubt, unless and until the Exchange Agent has received the full amount required in Pounds Sterling for all such payments, the Exchange Agent shall not be bound to make any payments to the Holders in respect of any Cash Rounding Amount.

IX.  No Acceptance of Tenders of Other Securities

     The Exchange Agent, in such capacity, shall not accept delivery of any securities other than Asda Debt Securities and shall refuse to accept delivery of (i) any attempted tenders of securities other than Asda Debt Securities or (ii) any tenders of Asda Debt Securities not accompanied by a duly completed and signed (as applicable) corresponding Form of Tender or Electronic Communication.

X.   Loss, Theft or Destruction of Asda Debt Securities

     If any Holder of Asda Debt Securities reports to the Exchange Agent that his/her failure to surrender his/her Asda Debt Securities is due to the loss, theft or destruction of his/her Asda Debt Securities, the Exchange Agent shall require such Holder to furnish an affidavit of such loss, theft or destruction in customary form and substance satisfactory to the Exchange Agent. Upon receipt of such affidavit and compliance with any other reasonable requirements of the Exchange Agent, the Exchange Agent shall on the Settlement Date deliver, or cause to be delivered, the Wal-Mart Notes and the Cash

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

     Rounding Amount, if any, to such person as though he or she had surrendered his or her Asda Debt Securities. Notwithstanding any of the foregoing, when authorising such delivery and payment in exchange for any lost, stolen or destroyed Asda Debt Security, the person to whom the delivery and payment is to be made shall, as a condition precedent to such delivery and payment, provide an indemnity in a manner reasonably satisfactory to the Exchange Agent and the Issuer, indemnifying the Exchange Agent and the Issuer against any claim that may be made against the Exchange Agent or the Issuer with respect to the Asda Debt Security alleged to have been lost, stolen or destroyed.

XI.  Cooperation

     The Exchange Agent shall cooperate with the Dealer Manager retained by the Issuer in connection with the Exchange Offer. The Exchange Agent shall not have any obligation for any action taken or not taken by such Dealer Manager.

     The Issuer reserves the right to terminate or amend the Exchange Offer. In the event of an amendment to the Exchange Offer, the Exchange Agent will follow the reasonable instructions of the Issuer with respect to the amended Exchange Offer to the extent consistent with this Agreement.

XII. Telephone Inquiries

     In the event of any telephone inquiry received by the Exchange Agent in respect of the Exchange Offer (other than from a person who has duly tendered Asda Debt Securities pursuant to a duly completed and signed (as applicable) Form of Tender or Electronic Communication), the Exchange Agent shall refer such inquiry to the Dealer Manager or to such other person as the Issuer may specify to the Exchange Agent. The Exchange Agent shall not make any statements in respect of the Exchange Offer not previously authorised by the Issuer.

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                                   SCHEDULE II

                                  FEE SCHEDULE

Tender and Exchange Agent Acceptance Fee        USD _________

The Tender and Exchange Agent Acceptance Fee covers:

i. Receipt of up to 100 Letters of Transmittal / Submissions for Exchange from the existing debt holders
ii. Reconciliation of those presentations with the blocking by holders of corresponding positions held within the ICSDs.
iii. Delivery of the new securities and/ or cash to the investors.

In the event that more than 100 Letters of Transmittal / Submissions for Exchange are received the following addition fees are applicable:

Processing of Letters of Transmittal       USD _____ per Letter of Transmittal

(This includes Reconciliation of those letters with the blocking by holders of corresponding positions held within the ICSDs and delivery of the new securities and/ or cash to the investor)

Out of Pocket Expenses

Cash Fractions:

Re. Per Cheque produced and processed           No cheques will be issued

Re. Per Wire                                    WAIVED

Miscellaneous Notes

1) Our undertaking to act as Agent is subject to the agreement to the operations of a cash and securities account; to facilitate the functionality of the transaction; maintained on the client's behalf by Bank One, NA.

2) Fees relating to Agency services are payable in advance or on the closing date.

3) Out of pocket expenses, such as, but not limited to legal, publication, or printing (including definitive notes) costs are in addition to the fees outlined above.

4) Bank One reserved the right to pass on to the client any charges levied upon them by sub-paying agents (as applicable) or clearing systems (other than Euroclear and Clearstream S.A.) in respect of securities issuance and settlement in domestic markets.

The above fees are subject to our review and acceptance of the governing documentation. Additionally, the fees and our ability to act hereunder are subject to modification or withdrawal should subsequent review disclose unanticipated duties, or credit standard deficiencies.

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